Exhibit 10.14
LATTICE SEMICONDUCTOR CORPORATION

2016 Cash Incentive Plan Summary

Purpose

The Lattice Cash Incentive Plan (the “Plan”) will encourage and reward strong financial performance and operational results. Employees will be compensated both for achievement of specific financial measures derived from the Company’s annual operating plan and corporate performance measured by the achievement of corporate MBOs. The Plan is established under the terms of and is governed by the Company’s 2013 Incentive Plan and the Plan accordingly is subject to administration by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Effective Date

The Plan is effective the first day of the fiscal year as defined by the Lattice Finance Department.

Incentive Period

The Incentive Period is the fiscal year as defined by the Lattice Finance Department. Incentives are paid to Non-Executives (see “Eligibility” below for a definition) based on the Company’s fiscal quarters that form a part of the Incentive Period.

Eligibility

Regular employees below grade 16 or CVP (the “Non-Executives”) become eligible to participate in the Plan beginning the first full fiscal quarter after their hire date, except as otherwise provided under the heading "Other General Provisions." Employees in grade 16 and above (the “Executives”) become eligible to participate as provided in their initial offer letter or Employment Agreement, as applicable.

Eligibility excludes the following:

•	Those who are eligible under the Company’s Sales Incentive Plan (“SIP”);

•	Temporary employees (including interns) and contractors; and

•	Any other persons deemed ineligible by application of the provisions set forth under the heading "Other General Provisions."

Incentive Targets

Each participant will be assigned an incentive target (the “Individual Target”) within a range of values established under the Company’s compensation practices. The target, stated as a percentage of Eligible Wages (as defined below), is the potential incentive amount that an employee may earn if all funding and performance criteria for the Incentive Period are met at 100% of target.

Participants may earn from 0% up to 200% of their Individual Target based on achievement of funding and performance criteria as outlined herein.

Funding

Achievement by the Company of specified levels of GAAP Operating Income before incentive accrual and acquisition related expenses (“Operating Income”) is required to fund the payment of incentives for the achievement of the operating income and revenue elements of the Plan.

For Non-Executives, the Plan will fund and potentially pay quarterly incentives for the achievement of the Operating Income and the Revenue elements if the quarterly thresholds set forth hereafter are met (indicated as 0 and 50 because the Plan initially pays at a score of 50 at the threshold). For Non-Executives, the plan may fund with respect to the MBO element even if the Operating Income threshold has not been met; provided, however, that payments under the Plan for achievement of quarterly MBOs may only be made if Operating Income is positive and those payments may not exceed 50% of Operating Income during the period for which payment is to be made. In addition, the aggregate payout to Executives and Non-Executives after the end of a fiscal year and application of the Executive payment formula and the yearly Non-Executive formula, when applied, shall not exceed 28% of Operating Income.

Financial Thresholds

A - Non-Executives

Financial thresholds are measured quarterly. The Compensation Committee reserves the right to change the financial thresholds on an annual or ad hoc basis, as necessary. If a target Operating Income level is surpassed, the plan will continue funding (and be scored) on a linear basis until the maximum points are attained.

B - Executives

Financial thresholds are measured annually. As in the case of Non-Executives, if a target Operating Income level is surpassed, the plan will continue funding (and be scored) on a linear basis until the maximum points are attained.

The Plan will fund and potentially pay annually if the annual thresholds are met.

Note: In the case of both the Non-Executive and Executive funding of the Plan, the Compensation Committee reserves the right to change the financial thresholds on an annual or ad hoc basis, as necessary.

Performance Criteria

Once the funding is achieved, Company financial performance and/or achievement of corporate MBOs are required for an incentive to be paid.

Performance Metric	Weight
1 - Operating Income	33.33%
2 - Revenue	33.33%
3 - Corporate MBOs	33.33%
Total	100%

1 - Operating Income

One third of the bonus is earned based on achievement of Operating Income Targets (the "OI score").

2 - Revenue

One third of the bonus is earned based on achievement of Revenue Targets (the "Revenue score").

3 - Corporate MBOs

One third of the bonus is earned based on achievement of Corporate MBOs. These measurable goals will be established and communicated at the beginning of the Incentive Period. The MBOs are approved by the Compensation Committee of the Board of Directors and that Committee will approve the scoring of the MBOs at the end of each fiscal quarter. The determination of the Compensation Committee is final.

Payout

A - Non-Executives

On a quarterly basis, applying the foregoing scoring elements, Non-Executives will be eligible for a cash incentive based on the following formula for each of the first three fiscal quarters:
Non-Executive Employee Payout = Quarterly Eligible Wages * Individual Target * [(Quarterly OI score *.33) + (Quarterly Revenue score * .33) + (Quarterly MBO score * .33)]

The Quarterly OI score and the Quarterly Revenue score each shall not exceed 100 points for any quarterly calculation. As is reflected in the foregoing formula, the payout to any Non-Executive employee may not exceed more than Quarterly Eligible Wages * Individual Target at the end of any quarter. At the end of the Incentive Period (the fourth fiscal quarter), the Annual Thresholds for Operating Income and Revenue (as set forth for Executives) will be applied to the following formula for Non-Executive Employees to determine any additional incentive to be paid to Non-Executive employees for the year:
Non-Exec Final Payout = [Annual Eligible Wages * Individual Target * ((Annual OI score *.33) + (Annual Revenue score * .33) + (Annual MBO score * .33))] - [Q1 Incentive Payout + Q2 Incentive Payout + Q3 Incentive Payout + Q4 Incentive Payout]

The annual formula will only be applied and payments made thereunder to the extent that the resulting payment to Non-Executives, when aggregated with the payment to Executives upon application of the Executive Formula, will result in a payment that is less than or equal to 28% of Operating Income for the fiscal year. The Compensation Committee reserves the right to reduce any amount payable under this Plan at its sole discretion, including without limitation amounts payable on application of this formula, or in the event that the Quarterly Threshold for OI has not been met at the 100 point level for any quarter during the fiscal year. Furthermore, an annual payment may only be made if such calculation results in a positive difference paid to Non-Executives based on the quarterly calculations. In the event the difference is negative, however, no claw back will be undertaken with respect to the Non-Executive employees.

B - Executives

At the end of the Incentive Period, applying the foregoing scoring elements, Executives will be eligible for an incentive based on the following formula:
Executive Payout = Annual Eligible Wages * Individual Target * [(OI score *.33) + (Revenue score * .33) + (MBO score * .33)]

Other General Provisions

Payment and Active Employment

Current Employees

Employee must be an active employee on the first working day of the fiscal quarter for which the bonus is to be paid to be eligible to receive a bonus for such fiscal quarter. For purposes of this provision, the first working day shall mean the first day after the commencement of the fiscal quarter that employees are expected by the Company to attend to their employment duties and be present at their designated workplace.

New Employees

New employees must be actively at work no later than 14 calendar days after the commencement of the fiscal quarter (inclusive of that first day) for which the bonus is to be paid to be eligible to receive a bonus for such fiscal quarter. For purposes of this provision, the first working day shall mean the first day after the commencement of the fiscal quarter that employees are expected by the Company to attend to their employment duties and be present at their designated workplace.

Employee must be in an active, eligible employment status as of the date incentive payments are actually paid to be eligible to receive an incentive payment for the prior fiscal quarter or Incentive Period and such incentive is not deemed to be earned until the payment date. No pro rata or partial payment will be paid for employees who are not actively employed on the date payments are made.

Incentive payments will be made after the end of the fiscal quarter, or the fiscal year, as applicable, once financial results have been determined, and in the case of the fiscal year end audited, and team goal achievement has been reviewed and approved by the Compensation Committee and Board of Directors as provided above.

Eligible Wages

Eligible Wages means the 12-month base salary paid during the applicable incentive period, exclusive of any bonuses or wage supplements. In the case of hourly employees, Eligible Wages mean ordinary wages earned and paid exclusive of any overtime wages paid during the incentive period.

For Non-Executive employees, the Incentive Target used in any calculation is that Incentive Target that is effective the last day of the given fiscal quarter. For Executives, the Incentive target used in any calculation is that Incentive Target that is effective the last day of the fourth fiscal quarter.

Leave of Absences

Employees who are on an approved Leave of Absence at the time the incentive is paid and who have met the criteria for a payout will be eligible for an incentive payment provided they have worked at least fifty percent of the working days during that fiscal quarter of Incentive Period, as applicable, unless otherwise provided by local law.

Performance Improvement Plan

Employees who are on a formal Performance Improvement Plan (PIP) due to a rating determination or other unsatisfactory performance review at any time during a fiscal quarter are not eligible to receive an incentive payment for that quarter. The determination of the employee’s manager shall be conclusive and final with respect to the issue of whether a PIP has been satisfactorily performed.

Taxing

All required and applicable taxes and deductions will be withheld from incentive payments.

Plan Administrators

The Compensation Committee of the Board of Directors will oversee the Plan. The Human Resources Department will administer the Plan.

Company Discretion

Participation in this plan does not constitute a contract of employment with the Company for any specified period of time, nor is it an entitlement to participate in any other program or any future program. The Compensation Committee reserves the right to cancel, revise, interpret, and apply this Plan and its provisions and to reduce any amounts payable under its terms at its sole discretion. Changes to the Plan must be in writing. Changes impacting the Executives must be approved by the Compensation Committee. The Company’s VP of Shared Services, VP of Human Resources, and CEO must approve any exceptions to the Plan.